Exhibit 5.7

[Dickinson Wright PLLC Letterhead]

March 28, 2011

ClubCorp Club Operations, Inc.

3030 LBJ Freeway, Suite 600

Dallas, TX 75234

Re:                               $415,000,000 10% Senior Notes due 2018

Ladies and Gentlemen:

We have acted as special counsel in the State of Michigan (the “State”) to Oak Pointe Country Club, Inc., a Michigan corporation, and Renaissance Club, Inc., a Michigan corporation (individually, a “Guarantor” and collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by ClubCorp Club Operations, Inc., a Delaware corporation (the “Company”), the Guarantors and the other registrant guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $415,000,000 aggregate principal amount of 10% Senior Notes due 2018 (the “Exchange Notes”) and the issuance by the Guarantors and the other guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes.  The Exchange Notes will be issued under, and the Guarantees are issued as provided in, an indenture dated as of November 30, 2010 (the “Indenture”), among the Company, the guarantors named therein (including the Guarantors) and Wilmington Trust FSB, as trustee (the “Trustee”).  The Company will offer the Exchange Notes and the Guarantees in exchange for up to $415,000,000 aggregate principal amount of its outstanding 10% Senior Notes due 2018 and the related guarantees.  Terms not defined herein shall have the meanings assigned thereto in the Indenture.

Our representation of the Guarantors has been limited solely to the issuance of the Guarantees by the Guarantors as contemplated in the Indenture.  We have not represented the Guarantors generally or in connection with matters not expressly set forth in the Indenture, and our knowledge of the Guarantors’ general business affairs and the opinions expressed herein are limited accordingly.

In rendering our opinion we have examined the Registration Statement and the Indenture, which Indenture has been filed with the Commission as an exhibit to the Registration Statement. We have also examined (i) each Guarantor’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”); (ii) a copy of each Guarantor’s Amended and Restated Bylaws, certified to us by each Guarantor’s Secretary as of November 30, 2010 to be complete, current and inclusive of all amendments (the “Bylaws”), (iii) copies of minutes of meetings or consent resolutions of the Board of Directors of each Guarantor authorizing the transactions contemplated by the Indenture and certified to us by each Guarantor’s Secretary as of November 30, 2010 to be complete and currently in effect without amendment, revision or repeal; (iv) a certified copy of a Certificate of Good Standing issued by the Bureau of Commercial Services of the Michigan Department of Energy, Labor & Economic Growth (the “MDLEG”) regarding each Guarantor’s good standing in the State, dated March 24, 2011; and (v) such other certificates of public officials, corporate documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinion herein expressed.  As to various questions of fact material to our opinion, we have relied upon certificates and written statements of officers of each Guarantor.

For purposes of this opinion, we have, with your permission, assumed without independent investigation that: (i) the Company is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware; (ii) except with respect to the Guarantors, each of the Indenture and the Exchange Notes has been duly executed and delivered by the parties thereto; (iii) except with respect to the Guarantors, each of the Indenture and the Exchange Notes has been duly authorized by the parties thereto; (iv) each of the Indenture and the Exchanges Notes is the legal, valid and binding obligation of, and is enforceable in accordance with its respective terms against, each of the parties thereto; (v) each document submitted to us as an original is authentic; (vi) each document submitted to us as a certified, conformed or photostatic copy conforms to the authentic original document; (vii) no consent or authorization of, no filing with, notice to or other act by or in respect of any governmental authority of any jurisdiction other than the State or any other person is required with respect to the Guarantors in connection with the execution and delivery by the Guarantors of the Indenture or, if such consent, authorization, filing, notice or other act is required, it has been or will be obtained; (viii) the persons who executed, acknowledged and delivered the Indenture and the Exchange Notes on behalf of each of the parties thereto (other than the Guarantors) were duly authorized to do so by each such party; (ix) the execution and delivery of the Indenture and the Exchange Notes will be free of intentional or unintentional mistake, fraud, undue influence, duress, or criminal activity, and each natural person executing any of the Indenture and the Exchange Notes on behalf of any party thereto has sufficient legal capacity to enter into such document in a representative capacity and is acting voluntarily, in good faith and not subject to duress or coercion; (x) except to the extent set forth in paragraph 4(b) below, neither the execution and delivery of, nor the performance by the parties of their respective obligations under, the Indenture contravenes or conflicts with any law, rule or regulation of, or violates the public policy of, any jurisdiction, or any judgment, order or decree of any court or regulatory body applicable to the parties or by which the parties may be bound; (xi) there are no actions, proceedings, orders, rulings or judgments affecting the matters addressed in the opinions expressed herein to which any of the parties that is a party to the Indenture is a party or by which any of them is bound; there are no facts, events or circumstances other than those expressed in the Indenture that would enlarge, diminish or otherwise modify or affect the rights, titles, interests, obligations or liabilities of such parties, or any of them, and which would have an effect on the opinions hereinafter set forth; and there are no other understandings, agreements, documents or instruments which are invalid or unenforceable or which expand or modify the respective rights and obligations of such parties as they are set forth in the Indenture, or which otherwise have any material effect on the opinions rendered herein; (xii) each of the Guarantors intended to deliver the Indenture to the Initial Purchaser; (xiii) the Articles of Incorporation and Bylaws of each Guarantor have not been modified or amended since November 30, 2010; and (xiv) the resolutions of the Board of Directors of each Guarantor authorizing the transactions contemplated by the Indenture have not been modified or amended since November 30, 2010, and the Board of Directors of each respective Guarantor has not adopted any other resolutions relating to the Exchange Notes or the transactions contemplated by the Indenture.

We express no opinion with respect to the effect of any law other than the law of the State.

Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the qualifications and exceptions herein contained, we are of the opinion that:

1.                                       Each Guarantor is a corporation validly existing and in good standing under the laws of the State, and has the corporate power and authority to execute and deliver, and perform its respective obligations under, the Indenture.

2.                                       The execution and delivery of the Indenture by each Guarantor and the performance of such Guarantor’s obligations under the Indenture have been duly authorized by all requisite action of the board of directors of such Guarantor.  No other corporate action is required for the Indenture to be duly authorized, executed, delivered and the obligations thereunder to be performed.  The execution and delivery of the Indenture by (a) any one of Eric Affeldt, David Woodyard, Curt McClellan or Ingrid Keiser on behalf of Renaissance Club, Inc. and (b) any one of Eric Affeldt, Mark Burnett, Curt McClellan or Ingrid Keiser on behalf of Oak Pointe Country Club, Inc. have been duly authorized by all requisite action of the board of directors of each such Guarantor.

3.                                       The Guarantees have been duly authorized and issued by each such Guarantor.

4.                                       The execution and delivery by each Guarantor of the Indenture do not, and the performance by the Guarantors of their respective payment obligations thereunder will not, (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of each Guarantor, (b) based solely on our review of the factual matters set forth in the Indenture and our general familiarity with laws, rules and regulations of general application which in our experience are commonly applicable in the State to transactions of the nature contemplated by the Indenture, conflict with or violate any law, rule, regulation or ordinance of the State applicable to the Guarantors, or (c) to our knowledge, do not conflict with, constitute a default under, or violate any judgment, writ, injunction, decree, order or ruling of any court or governmental authority of the State binding on the Guarantors.

Our opinions expressed above are subject to the following qualifications:

(a)                                  We have not reviewed for purposes of our opinions, and nothing herein shall be construed as an opinion by us as to compliance with, any federal, state or local environmental, zoning, health, safety, building, land use or subdivision laws, ordinances, rules or regulations; federal, state and local taxation laws, rules or regulations (except as expressly set forth herein); any federal or state securities or “blue sky” rules and regulations; labor, ERISA and other employee benefit laws; any Federal or state antitrust or unfair competition laws and regulations (including without limitation the Hart-Scott-Rodino Antitrust Improvements Act); any banking laws, rules or regulations, or any laws relating to fiduciary duties; or any Federal or state law, rule or regulation concerning terrorist activities, including without limitation the USA PATRIOT Act of 2001, as amended, or the foreign assets control regulations of the U.S. Department of Treasury; any federal or state laws, rules, regulations or policies concerning criminal and civil forfeiture laws; any federal or state racketeering or other law providing for criminal prosecution; or any federal or state patent, trademark, copyright or other federal or state intellectual property laws, rules and regulations.

(b)                                 With respect to the opinions set forth in paragraph 1 above, we have exclusively relied upon the certificates of the Bureau of Commercial Services of the MDLEG listed above.

(c)                                  If any opinion herein is qualified by the phrase “to our knowledge” with respect to the existence or absence of facts, it is intended to indicate that during the course of our representation of the Guarantors in connection with the Indenture, no information has come to the attention of J. Bryan Williams and Cynthia A. Moore, the attorneys in our Firm engaged in this representation, which would give us actual knowledge of the existence or absence of such facts.  However, with your approval, we have not undertaken any independent investigation to determine the existence or absence of such facts, have not conducted any judgment, litigation or other searches of governmental records, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation.

This opinion is rendered as of the effective date set forth above, and we express no opinion as to circumstances or events which may occur subsequent to such date.

The foregoing opinions may be relied upon by your counsel, Simpson Thacher & Bartlett LLP, in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Dickinson Wright PLLC

CAM/SED